UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
November 21, 2005
(Date of Report/Date of earliest event reported)
SENSIENT TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

WISCONSIN	1-7626	39-0561070
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-5304
(Address and zip code of principal executive offices)
(414) 271-6755
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05 Costs Associated with Exit or Disposal Activities.
ITEM 2.06 Material Impairments.
SIGNATURES

ITEM 2.05 Costs Associated with Exit or Disposal Activities.
     On November 21, 2005, Sensient Technologies Corporation (“Sensient”) finalized and adopted substantially all of the elements of a cost reduction plan to improve profitability and mitigate the impact of higher costs within its businesses. The plan also addresses the need to close facilities and reduce headcount in response to lower inkjet ink volumes. In connection with these actions, Sensient also determined that it would take charges relating to the impairment of certain long-lived assets.
     The plan includes:
•	The closure of two excess manufacturing facilities;

•	A total reduction in global headcount of approximately 140 employees across all operating groups; and

•	The elimination of two insignificant product lines.
     The long-lived assets determined to be impaired relate to excess equipment as a result of these actions. The majority of the employee terminations included in the plan are expected to be completed in the fourth quarter of 2005. Activities to relocate production equipment and prepare facilities and excess equipment for sale or disposal will begin in the fourth quarter of 2005 and are anticipated to be completed by the end of the second quarter of 2006.
     Although some specific elements of the plan are still being evaluated, Sensient estimates that the final plan and other related actions will produce annualized savings of approximately $13 million; management estimates that $10 million of savings will be achieved in 2006. Sensient also anticipates that capital expenditures of approximately $2.4 million will be required to implement these plans.
     Sensient estimates that aggregate expenses and charges of approximately $9.6 million (excluding capital expenditures) will be incurred as follows:

	Cash	Non-cash	Total
	(dollars in millions)
Employee termination expenses	$5.4	$—	$5.4
Long-lived asset impairment charges for excess equipment.	—	1.2	1.2
Write-down of inventory to net realizable value in two insignificant product lines	—	2.0	2.0
Contract terminations	0.5	—	0.5
Other costs, including the dismantling and relocation of equipment	0.5	—	0.5

Total	$6.4	$3.2	$9.6

Substantially all of the total one-time charges of $9.6 million are expected to be incurred during the fourth quarter of 2005.
     The foregoing are estimates only; they may be further refined or changed by Sensient depending upon subsequent developments or additional analysis. In the event of a material change in the estimated

2

total costs, or a material portion thereof, Sensient will amend this report. Estimates of expenses, cost savings and capital expenditures are forward looking statements; the actual cost savings (if any) achieved may be less, and expenses and expenditures incurred may be more. The actual amounts will depend upon, among other things: final decisions on specific elements of the plan; Sensient’s ability to successfully implement elements of the plan; the timing of implementation of various plan elements; the absence or occurrence of unexpected costs; negotiations with other parties on certain items; general economic conditions; and many other factors, some of which will be outside of Sensient’s control.
ITEM 2.06 Material Impairments.
     The actions taken by Sensient include a determination to recognize charges totaling $1.2 million for the impairment of certain long-lived assets. These charges relate to excess equipment. Please refer to the discussion in Item 2.05 hereof, which is incorporated herein by reference.

3

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
SENSIENT TECHNOLOGIES CORPORATION
(Registrant)

By: /s/ John L. Hammond
Name: John L. Hammond
Title: Vice President, Secretary and
          General Counsel
Date: November 21, 2005

4